SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Florida East Coast Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

One Malaga Street

St. Augustine, FL 32084

April 28, 2003

Dear Shareholder:

       You are cordially invited to attend the annual meeting of shareholders of Florida East Coast Industries, Inc. The meeting will be held at Flagler College, 74 King Street, St. Augustine, Florida, on Wednesday, May 28, 2003, at 10:30 a.m.

       This booklet includes a formal notice of the annual meeting and the proxy statement. The principal business at the annual meeting will be the election of directors by the holders of each of the Class A common stock and Class B common stock, and the consideration of a proposal to amend our articles of incorporation to reclassify the Class A common stock and Class B common stock into a single class of common stock.

       Your vote is important. We encourage you to sign and return your proxy card, or use telephone or Internet voting if indicated on the proxy card, before the meeting so that your shares will be represented and voted even if you do not attend the meeting.

Robert W. Anestis
Chairman of the Board,
President and Chief
Executive Officer

FLORIDA EAST COAST INDUSTRIES, INC.

One Malaga Street
St. Augustine, FL 32084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 28, 2003

      The annual meeting of the shareholders of Florida East Coast Industries, Inc. will be held in the Flagler Room, Flagler College, 74 King Street, St. Augustine, Florida, on Wednesday, May 28, 2003, at 10:30 a.m.

      The annual meeting will consider the following business, which is described in the accompanying proxy statement:

1.	The election of ten directors: two directors to be elected by holders of Class A common stock and eight directors to be elected by holders of Class B common stock.

2.	To consider and act on a proposal to amend our articles of incorporation to reclassify the Class A common stock and the Class B common stock into a single class of common stock.

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

      The board of directors has established the close of business on April 4, 2003 as the record date for determining those shareholders who will be entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on the record date are entitled to receive notice of and to vote at the meeting. Shareholders are invited to attend the meeting in person.

      The attached proxy statement contains important information regarding the matters to be acted upon at the annual meeting.

By Order of the Board of Directors.

/s/ HEIDI J. EDDINS

Secretary
Dated: April 28, 2003

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE AT YOUR EARLIEST CONVENIENCE OR USE TELEPHONE OR INTERNET VOTING, IF INDICATED ON YOUR PROXY CARD.

FLORIDA EAST COAST INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held May 28, 2003

      This proxy statement is being mailed to shareholders on or about April 28, 2003 in connection with the solicitation by the board of directors of Florida East Coast Industries, Inc. of proxies to be voted at the annual meeting of shareholders to be held on May 28, 2003, or at any adjournment thereof.

      Our principal business address is One Malaga Street, St. Augustine, Florida 32084, and the telephone number is (904) 829-3421.

SOLICITATION AND REVOCATION OF PROXIES

      The enclosed proxy is being solicited by order of our board of directors for use in connection with the annual meeting of our shareholders to be held on May 28, 2003. The expense of printing and mailing this proxy statement will be borne by us. In addition to solicitation of proxies by mail, our directors, officers and employees may solicit proxies on behalf of the board of directors personally, or by telephone or by facsimile, but it is estimated that the expense of any such solicitation will be nominal. We may reimburse brokers and other nominees for the expenses of forwarding proxy materials to the beneficial owners of stock held in their names. We have retained the services of Innisfree M & A Incorporated to assist in the solicitation at an estimated cost of $10,000. Beneficial owners of our stock may be given the opportunity to vote through the Internet or by telephone. The proxy card, which is included with this statement, states if Internet or telephone voting is available.

      A proxy may be revoked by a shareholder at any time prior to it being voted by providing written notice to our Secretary at the address noted above, or by attending and voting in person at the annual meeting by ballot. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder. If no instructions are given, proxies will be voted for the election of each of the nominees for election as director and for the proposed amendment to our articles of incorporation, and otherwise as recommended by the board of directors.

MATTERS TO BE CONSIDERED

      Shareholders will consider and act upon proposals to (i) elect ten directors to serve until the annual meeting of shareholders in 2004 or until their respective successors are elected and qualified (two directors will be elected by holders of Class A common stock and eight directors will be elected by holders of Class B common stock), (ii) amend our articles of incorporation to reclassify the Class A common stock and Class B common stock into a single class of common stock (referred to herein as the “new common stock”) and (iii) transact such other business as may properly come before the annual meeting or any adjournment thereof.

VOTING SECURITIES

Record Date; Shares Outstanding

      The board of directors has established the close of business on April 4, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. On that date, there were [17,028,215] shares of Class A common stock issued and outstanding and 19,609,216 shares of Class B common stock issued and outstanding. Only shareholders of record at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Quorum; Broker Votes

      The holders of at least a majority of the outstanding shares of each class of common stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for purposes of election of the directors and consideration of the proposal to amend our articles of incorporation. For purposes of determining the presence of a quorum, abstentions on matters, other than the election of directors, will be counted as shares present and entitled to vote. Any proxy marked “withhold authority” with respect to the election of a particular nominee for director will be counted as shares present and entitled to vote.

      Under the rules of the New York Stock Exchange, brokers holding shares for customers have the authority to vote on certain matters when they have not received instructions from the beneficial owners and do not have such authority as to certain other matters (so-called broker non-votes). Brokers will not be able to vote on the proposed amendment to our articles of incorporation without instructions from the beneficial owner.

Voting Rights

      Except for the election or removal of directors or when required by law, the holders of Class A common stock and the holders of Class B common stock vote together as a single class, with each share of Class A common stock and Class B common stock having one vote.

Election of Directors

      The holders of Class A common stock are entitled to elect 20% of the members of the board of directors (two directors), and the holders of Class B common stock are entitled to elect 80% of the members of the board of directors (eight directors). Directors are elected by a plurality. The class and number of shares you own are shown on the enclosed proxy card. Each shareholder is entitled to cumulate his, her or its shares for purposes of electing directors. Each shareholder is entitled to multiply the number of votes that shareholder is entitled to cast by the number of directors for whom that shareholder is entitled to vote. The resulting share votes may be cast for a single candidate or distributed among as many candidates as the shareholder sees fit. Votes may be cast in favor or withheld with respect to the election of directors.

      Our articles of incorporation currently provide that, with respect to the election or removal of directors, if any person or entity or group acting together beneficially owns 15% or more of the outstanding shares of Class B common stock, such shareholder’s right to vote shares of Class B common stock is limited to the number of shares that would allow such shareholder to elect a number of directors that is proportionate to such shareholder’s economic interest in the company. The number of shares of Class B common stock that such shareholder is entitled to vote is equal to (i) (A) the number of shares of Class B common stock owned by such shareholder divided by the total number of shares of all classes of capital stock outstanding on October 9, 2000 (36,417,939), divided by (B) 0.80, multiplied by (ii) the number of shares of outstanding Class B common stock. Any shares of Class B common stock held by such shareholder in excess of such number of shares will be voted pro rata in accordance with the votes of all other holders of Class B common stock. This voting limitation does not apply to the proposed amendment of our articles of incorporation.

Proposal to Amend Articles of Incorporation

      In order for the proposal to amend our articles of incorporation to reclassify our Class A common stock and Class B common stock into a single class of common stock to be approved, it must receive the affirmative vote at the annual meeting of each of the following:

•	holders of at least a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class;

•	holders of at least a majority of the outstanding shares of Class A common stock, voting as a separate class; and

•	holders of at least a majority of the outstanding shares of Class B common stock, voting as a separate class.

Dissenters’ Right of Appraisal

      Under Florida law, shareholders who follow certain specific procedures will be entitled to assert dissenters’ rights of appraisal with respect to the proposed amendment of our articles of incorporation. For further details on the nature of these rights and what you must do in order to retain and assert the rights, see “Proposal No. 2 — Amendment to Articles of Incorporation — Dissenters’ Rights of Appraisal.”

Interest of Certain Persons in Matters to be Acted Upon

      Set forth below is information as of March 31, 2003 with respect to:

•	the amount of our Class A common stock and Class B common stock (excluding stock-based awards) that our directors and executive officers beneficially own; and

•	the amount of stock-based awards (i.e., stock options and restricted stock) relating to Class A common stock that each of our directors and executive officers hold.

      The Alfred I. duPont Testamentary Trust and The Nemours Foundation, which together have two director representatives on our board of directors, beneficially own, in the aggregate, 61.1% of the outstanding Class B common stock and 10.6% of the outstanding Class A common stock. The significant shareholder voting limitation described under “Voting Securities — Voting Rights — Election of Directors” applies to the vote to elect directors, but does not apply to the vote to approve the proposed amendment to our articles of incorporation. These shareholders have informed us that they intend to vote all of their shares in favor of the proposed amendment. The representatives of these shareholders on our board of directors did not participate in the board’s vote to approve and recommend the proposed amendment.

Stock Ownership (Excluding Stock-Based Awards)

      Messrs. H.H. Peyton and W.L. Thornton are trustees of the Alfred I. duPont Testamentary Trust and directors of The Nemours Foundation and currently serve on our board as nominees of these shareholders. These shareholders beneficially own, in the aggregate, 11,985,034 shares (or 61.1%) of the Class B common stock and 1,805,556 shares (or 10.6%) of the Class A common stock.

      The directors and executive officers as a group beneficially own 224,030 shares of the Class A common stock, representing 1.14% of the outstanding Class A common stock (including 103,000 shares of restricted stock held by executive officers).

      The directors and executive officers as a group beneficially own 6,732 shares of the Class B common stock.

Stock Options

      The non-employee directors hold 141,358 stock options relating to Class A common stock, exercisable within 60 days of the date of this proxy statement. None of the non-employee directors hold stock options relating to our Class B common stock.

      The executive officers hold stock options relating to an aggregate of 800,086 shares of Class A common stock, exercisable within 60 days of the date of this proxy statement.

Restricted Stock

      None of the directors hold restricted Class A common stock. However, upon their reelection, they will each be awarded restricted stock having a market value of $50,000 as of the date of the grant.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

      The following table provides information about any person known by management to have been the beneficial owner of more than 5% of either class of our common stock as of December 31, 2002:

	Amount and Nature of		Amount and Nature of
Names and Addresses	Beneficial Ownership of		Beneficial Ownership of
of Beneficial Owners	Class A Common Stock	Percent of Class	Class B Common Stock	Percent of Class

Alfred I. duPont Testamentary Trust (a), (d) 4600 Touchton Road, East Building 200, Suite 500 Jacksonville, FL 32246	—	—	11,469,273	58.5%

The Nemours Foundation (b), (d) 4600 Touchton Road, East Building 200, Suite 500 Jacksonville, FL 32246	1,805,556	10.6%	515,761	2.6%

Franklin Mutual Advisors, LLC (c), (d) 51 John F. Kennedy Parkway Short Hills, NJ 07078	5,370,335	31.5%	923,412	4.7%

Citigroup, Inc. (d), (e) 399 Park Avenue New York, NY 10043	1,468,360	8.6%	475,000	2.4%

(a)	The Trustees of the Trust are H. M. Durden, J. S. Lord, H. H. Peyton (a director of FECI), J. F. Porter III, W. T. Thompson III and W. L. Thornton (a director of FECI).

(b)	The Directors of The Nemours Foundation are H. M. Durden, J. S. Lord, H. H. Peyton (a director of FECI), J. F. Porter III, W. T. Thompson III and W. L. Thornton (a director of FECI).

(c)	Based on a Schedule 13-G filing dated January 30, 2003.

(d)	Percentage of ownership of all common stock issued and outstanding is as follows:

The Trust and The Nemours Foundation together own 37.6%, Franklin Mutual Advisors, LLC owns 17.2%, and Citigroup, Inc. owns 5.3%.

(e)	Based on a Schedule 13-G filing dated February 13, 2003. Reporting persons include Smith Barney Fund Management, LLC, Salomon Smith Barney Holdings, Inc. and Citigroup, Inc. Salomon Smith Barney Holdings, Inc. is the sole stockholder of Smith Barney Fund Management, LLC. Citigroup, Inc. is the sole stockholder of Salomon Smith Barney.

Security Ownership of Directors, Nominees for Director and Executive Officers

      The following table provides information, as of March 31, 2003, regarding the beneficial ownership of our common stock by the directors, the nominees for director, the executive officers named in the summary compensation table and all directors, nominees and executive officers as a group. The number of shares shown in the table includes the number of shares that the person specified may acquire by exercising options that may be exercised within 60 days of March 31, 2003.

	Number of Shares		Number of Shares
	of Class A		of Class B
	Common Stock	Percent	Common Stock	Percent
Name of Beneficial Owner	Beneficially Owned	of Class*	Beneficially Owned	of Class

Robert W. Anestis (a)	587,604	3.2%	4,100	*
Richard S. Ellwood(b)	20,322	*		*
J. Nelson Fairbanks(c)	20,346	*	100	*
David M. Foster(d)	17,757	*	500	*
Allen C. Harper(e)	20,757	*		*
Adolfo Henriques(f)	20,631	*		*
Gilbert H. Lamphere(g)	16,334	*		*
Joseph Nemec(h)	16,361	*		*
Herbert H. Peyton(i)	17,757	*	231	*
W. L. Thornton(j)	21,508	*	801	*
Heidi J. Eddins(k)	70,328	*	1,000	*
Robert F. MacSwain(l)	127,225	*		*
John D. McPherson(m)	139,073	*		*
Richard G. Smith(n)	70,690	*		*

All executive officers and directors as a group (14 persons)	1,166,693	6.4%	6,732	*

*	Less than 1 percent.

(a)	Includes beneficial ownership of 510,925 shares of Class A common stock that may be acquired by exercise of options and 1,639 units of FECI Stock Fund in Mr. Anestis’ 401(k) Plan.
(b)	Includes beneficial ownership of 16,548 shares of Class A common stock that may be acquired by exercise of options.
(c)	Includes beneficial ownership of 17,564 shares of Class A common stock that may be acquired by exercise of options.
(d)	Includes beneficial ownership of 13,838 shares of Class A common stock that may be acquired by exercise of options.
(e)	Includes beneficial ownership of 17,838 shares of Class A common stock that may be acquired by exercise of options.
(f)	Includes beneficial ownership of 17,754 shares of Class A common stock that may be acquired by exercise of options.
(g)	Includes beneficial ownership of 13,556 shares of Class A common stock that may be acquired by exercise of options.
(h)	Includes beneficial ownership of 13,574 shares of Class A common stock that may be acquired by exercise of options.
(i)	Includes beneficial ownership of 13,838 shares of Class A common stock that may be acquired by exercise of options. In his capacity as Trustee of the Alfred I. duPont Testamentary Trust and Director of The Nemours Foundation, Mr. Peyton may also be deemed to be the beneficial owner of the shares of FECI held by the Trust and The Nemours Foundation, totaling 1,805,556 shares of Class A common stock and 11,985,034 shares of Class B common stock.
(j)	Includes beneficial ownership of 16,848 shares of Class A common stock that may be acquired by exercise of options. In his capacity as Trustee of the Alfred I. duPont Testamentary Trust and Director of The Nemours Foundation, Mr. Thornton may also be deemed to be the beneficial owner of the shares of FECI held by the Trust and The Nemours Foundation, totaling 1,805,556 shares of Class A common stock and 11,985,034 shares of Class B common stock.

(k)	Includes beneficial ownership of 55,874 shares of Class A common stock that may be acquired by exercise of options, 228 units of FECI Stock Fund in Mrs. Eddins’ 401(k) Plan and 60 shares acquired through the FECI Employee Stock Purchase Plan.
(l)	Includes beneficial ownership of 96,841 shares of Class A common stock that may be acquired by exercise of options, and 616 units of FECI Stock Fund in Mr. MacSwain’s 401(k) Plan.
(m)	Includes beneficial ownership of 84,505 shares of Class A common stock that may be acquired by exercise of options, and 27,657 units of FECI Stock Fund in Mr. McPherson’s 401(k) Plan.
(n)	Includes beneficial ownership of 51,941 shares of Class A common stock that may be acquired by exercise of options, and 691 shares acquired through the FECI Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and any persons owning more than 10% of a class of our stock to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During 2002, our executive officers and directors filed with the Commission, on a timely basis, all required reports relating to transactions involving our equity securities beneficially owned by them. We have relied on the written representation of our executive officers and directors and copies of the reports they have filed with the Securities Exchange Commission in providing this information.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

      At the annual meeting, ten directors are to be elected to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. We have two classes of common stock, Class A and Class B. Holders of Class A common stock are entitled to elect two of the ten directors and holders of Class B common stock are entitled to elect eight of the ten directors.

Nominees

      The ten individuals named below are the nominees for election as directors. The proxies named in the accompanying proxy, who have been designated by the board of directors, intend to vote for the election to the board of directors of the persons named below. All of the nominees are currently members of our board of directors. Certain information concerning each of the nominees is set forth below. A shareholder’s proxy will be voted for the election of these nominees unless otherwise indicated by the shareholder.

      The board of directors knows of no reason why any nominee for director would be unable to serve as a director. If any nominee should, for any reason, be unable to serve, the shares represented by all valid proxies would be voted for the election of such other persons as the board of directors may designate.

	Director		Principal Occupation or Employment for the
Name	Since	Age	Past Five Years; Other Directorships(1)

Class A Directors

ALLEN C. HARPER	1994	57	Chairman, President and Chief Executive Officer, First Reserve, Inc., a holding company of Esslinger-Wooten-Maxwell, Inc., a real estate brokerage firm based in Coral Gables, Florida; Chairman and Chief Executive Officer, American Heritage Railway, which owns and operates scenic railroads in Colorado and North Carolina; Director of Tri-County Rail Authority and Miami-Dade County Expressway Authority; formerly served as Chairman and Chief Executive Officer of First American Railway, Inc. from April 1996 until July 2, 1998(2).

GILBERT H. LAMPHERE	2000	50	Managing Director, Lamphere Capital Management, a private equity firm, 1999 to present; Managing Director, Fremont Group, Inc. (S.F.), an investment company, from 1994 to 1999; Director, Canadian National Railway Company.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH

OF THE NOMINEES NAMED ABOVE.

(1)	If no dates are indicated, each nominee has had the same principal occupation for at least the past five years.

(2)	First American Railway, Inc. filed a petition under federal bankruptcy laws in October 1998.

	Director		Principal Occupation or Employment for the
Name	Since	Age	Past Five Years; Other Directorships(1)

Class B Directors

ROBERT W. ANESTIS	1999	57	Chairman, President and Chief Executive Officer, FECI, since January 1999; formerly President, Anestis & Company, an investment banking and financial advisory firm. Also Director, Champion Enterprises Inc.; Member, Board of Advisors, CHB Capital Partners, LP.

RICHARD S. ELLWOOD	1998	71	President, R. S. Ellwood & Co., Incorporated, a real estate investment banking firm. Also Director, Apartment Investment and Management Company and Director, FelCor Lodging Trust Incorporated.

J. NELSON FAIRBANKS	1989	67	Retired as of September 2000. Former President, Chief Executive Officer and Director, United States Sugar Corporation.

DAVID M. FOSTER	2000	68	Independent business consultant, Jacksonville, Florida; Director, SunTrust Bank/ North Florida and Director, Gate Petroleum Company. Part-time employee of Jacksonville Greyhound Racing, Inc. Previously attorney with Rogers Towers, P.A., a law firm.

ADOLFO HENRIQUES	1998	49	Group CEO of Union Planters Bank — Southern Group, since July 2001. Previously served as President and Chief Executive Officer, Union Planters Bank-Florida, from February 1998 to July 2001. Chairman, South Florida NationsBank, from October 1997 to February 1998.

JOSEPH NEMEC	2000	63	Senior Vice President, Booz, Allen and Hamilton, head of US Commercial Management consulting practice; Director, Black & Veatch, a privately held engineering and construction company.

HERBERT H. PEYTON	2000	71	President and Chief Executive Officer of Gate Petroleum Company. Trustee, Alfred I. duPont Testamentary Trust; Director, The Nemours Foundation and The St. Joe Company. The Trust and Foundation are shareholders of FECI.

W. L. THORNTON	1984	74	Director, The St. Joe Company; Trustee, Alfred I. duPont Testamentary Trust; Director, The Nemours Foundation. The Trust and Foundation are shareholders of FECI. Prior to May 21, 1997, Chairman of the Board and Chief Executive Officer of FECI. Prior to May 1995, Chairman, President and Chief Executive Officer of FECI.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH

OF THE NOMINEES NAMED ABOVE.

(1)	If no dates are indicated, each nominee has had the same principal occupation for at least the past five years.

Board of Directors and Board Committees

      The board of directors holds quarterly meetings, including one meeting following the annual meeting of shareholders, and other meetings when called in accordance with our By-Laws. During 2002, the board of directors held eight meetings.

      To assist it in carrying out its duties, the board of directors has authority to appoint committees. Under that authority, the board of directors had two standing committees during 2002, an audit committee and a compensation committee, each of which is comprised of non-employee directors.

      The audit committee is focused on the following areas: (a) the adequacy of our financial reporting process and the reliability of our financial statements, (b) the independence and performance of our independent auditors, and (c) the adequacy of our internal control systems regarding financial, accounting, legal compliance and ethics. The audit committee meets with management and our internal auditors periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. It discusses these matters with our independent auditors and with appropriate internal financial personnel. The audit committee also appoints the independent auditors and periodically reviews their performance and independence from management. The board of directors has determined that the directors who serve on the audit committee are all “independent” for purposes of the New York Stock Exchange listing standards. The board of directors has adopted a written charter setting out the audit related functions the audit committee is to perform. Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discuss with the audit committee any issues they believe should be raised with them. The audit committee is currently comprised of Adolfo Henriques (Chair), W. L. Thornton, Richard S. Ellwood, David M. Foster and Gilbert Lamphere. The audit committee held ten meetings during the fiscal year ended December 31, 2002.

      The compensation committee periodically reviews our compensation philosophy, policies, practices and procedures, and makes recommendations to our board of directors concerning changes, as appropriate. The board of directors has delegated to the compensation committee the responsibility of assuring that the chief executive officer and other executive officers are compensated in a manner consistent with our compensation policies. The compensation committee reviews and determines annually the individual elements of total compensation for our executive officers. The compensation committee considers the advice of independent outside consultants and compensation survey data in determining the amounts and types of compensation we pay our officers. In addition to establishing the base salary of the executive officers, the compensation committee administers our cash incentive plan and stock incentive plan. The compensation committee oversees our employee benefit plans, and savings and retirement plans and reports its findings to the board of directors. The compensation committee is currently comprised of Allen C. Harper (Chair), J. Nelson Fairbanks, Gilbert Lamphere, Joseph Nemec and Herbert H. Peyton. The compensation committee held six meetings in 2002.

      The full board of directors serves as the nominating committee.

      Each member of the board of directors attended at least 75 percent of the total number of board meetings and meetings held by committees on which he served.

Compensation of Directors

      In August 2002, the compensation committee recommended and the board of directors approved an increase in the director cash compensation and a modification of the equity-based compensation for members of the board of directors. Non-management directors are entitled to a cash retainer of $30,000 per year, a fee of $2,000 for each board meeting attended and a $2,000 fee for each committee meeting attended. In addition, each chairperson of a board committee receives a $5,000 cash retainer each year. In addition to these standard fees, directors are reimbursed for transportation and other reasonable expenses incident to attending board and committee meetings. Commencing in 2003, upon their election or reelection to the board of directors, each director will receive shares of restricted stock having a fair market value at the time of such grant of $50,000. On the six-month anniversary of the grant, restrictions will lapse on 50% of the shares and, one year from the date of grant, restrictions will lapse on the balance. In 2002, upon reelection, each director received options for 3,000 shares with an exercise price equal to the fair market value as of the date of the grant, or $24.82 per share.

PROPOSAL NO. 2 — AMENDMENT TO ARTICLES OF INCORPORATION

(Item 2 on Proxy Card)

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO RECLASSIFY THE TWO
CLASSES OF COMMON STOCK INTO A SINGLE CLASS OF COMMON STOCK

      The board of directors has authorized, and recommends for approval, an amendment to our articles of incorporation to reclassify the Class A common stock and Class B common stock into a single class of common stock. Because this is a summary of the proposed amendment, it may not contain all of the information that is important to you. You should read the proposed amended and restated articles of incorporation attached as Appendix A to this proxy statement carefully before you decide how to vote.

      As described under “Voting Securities — Voting Rights — Proposal to Amend Articles of Incorporation,” the proposed amendment must be approved by (i) holders of a majority of the outstanding shares of Class A common stock and Class B common stock voting together as a single class and (ii) by holders of a majority of each of the outstanding shares of Class A common stock and Class B common stock voting as separate classes. If approved, we will file our amended and restated articles of incorporation substantially in the form of Appendix A to this proxy statement with the Florida Department of State, and these amended and restated articles will become effective on the date of filing. We expect to file the amendment with the Department of State as soon as practicable after obtaining shareholder approval and receiving the private letter ruling from the Internal Revenue Service as described under “Conditions Precedent to Effectiveness of the Amendment.”

Background of the Dual-Class Structure and the Proposal

      The dual-class common stock structure was created in connection with the distribution by The St. Joe Company to its shareholders of the shares it held in FECI. The creation of the dual-class structure and various other changes to our articles of incorporation were approved by our shareholders at a special meeting held on March 8, 2000, and the distribution was effected by St. Joe on October 10, 2000. The adoption of the dual-class structure was necessary in order for St. Joe to obtain a ruling from the Internal Revenue Service that the distribution would be tax-free to St. Joe and its shareholders for U.S. federal income tax purposes. In order to receive the letter ruling and ensure that the Class B common stock could be distributed to St. Joe shareholders on a tax-free basis, after receiving the approval of our shareholders, we made various changes to our capital structure and corporate governance by amending our articles of incorporation, including, among other changes, the following:

•	increasing the authorized capital to 150,000,000 shares of common stock (consisting of 50,000,000 shares of Class A common stock and 100,000,000 shares of Class B common stock) and 20,000,000 shares of preferred stock;

•	creating the Class A common stock, the holders of which (together with the holders of voting preferred stock, if any) are entitled to elect 20% of our directors, voting as a class;

•	creating the Class B common stock, the holders of which are entitled to elect 80% of our directors (subject to the significant shareholder limitation described under “Voting Securities — Voting Rights — Election of Directors”), voting as a class; and

•	setting the minimum number of directors on the board of directors at five, with any increases in size to be in whole-number multiples of five.

      Since the adoption of the dual-class structure, the Class A common stock has generally traded on the New York Stock Exchange at a premium to the Class B common stock. This premium fluctuated between 5% and 7.2% during the two-year period ending February 25, 2003, with an average of 5.5%. The trading volume of the Class A common stock is approximately twice that of the Class B common stock. Liquidity in the Class B common stock is greatly affected by the number of shares of Class B common stock held by The Nemours Foundation and the Alfred I. duPont Testamentary Trust, which together own 61.1% of the Class B common stock. The Class A common stock is more widely held by institutional and other investors, with The Nemours Foundation owning 10.6%.

      In addition to the trading differential, certain other issues with respect to the dual-class structure have arisen since its adoption, including: a degree of investor confusion regarding the dual-class structure, major data service providers have estimated the total market capitalization using inconsistent methodologies, certain institutional investors have not been able to invest in the Class B common stock due to its relatively small public float, and there has been increased administrative burden. Additionally, since approximately March of 2000 there has been an increase in the volatility of the market, which our board of directors believes has heightened the value to investors of liquidity. The board believes that our present dual-class structure does not provide for this increased demand for liquidity as well as a single-class structure could.

      In November 2002, our management discussed with our board of directors the possibility of combining the two classes of common stock into a single class. In January 2003, we formally engaged Morgan Stanley & Co. Incorporated (Morgan Stanley) as our financial advisor to assist us in connection with a possible combination of the two classes of common stock.

      On February 27, 2003, the board of directors formally considered a proposal to reclassify the Class A common stock and the Class B common stock into a single class of common stock. The board of directors reviewed the history of the dual-class structure. Davis Polk & Wardwell, our outside legal counsel, addressed the potential tax consequences of combining the two classes and certain other legal matters in connection with the proposed reclassification. Morgan Stanley made a presentation to the board of directors and rendered its opinion that, as of February 27, 2003 and subject to and based on the considerations described in its opinion, the exchange ratio of one share of Class A common stock or Class B common stock for one share of the new common stock was fair from a financial point of view to the holders of Class A common stock and the holders of Class B common stock. The full text of the written opinion, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Morgan Stanley, is attached as Appendix B to this proxy statement. We urge you to read the Morgan Stanley opinion carefully in its entirety.

      After consideration of the issues, the board of directors determined that the proposed amendment to the articles of incorporation and the resulting reclassification is fair to and in the best interests of FECI and its subsidiaries, and has authorized and recommended shareholder approval of the proposed amendment.

Reasons for the Amendment

      In determining to recommend shareholder approval of the proposed amendment to our articles of incorporation, the board of directors considered a number of factors, including the following:

•	simplification of our capital structure;

•	reduction in investor confusion resulting from the dual-class structure;

•	improvement in the liquidity and trading efficiencies of our common stock;

•	reduction in certain administrative expenses resulting from the dual-class structure;

•	reduction in the complexity of corporate governance related to the election of directors; and

•	alignment of voting rights with the economic risks of ownership of our common stock.

      The board of directors also considered the following factors in connection with its authorization and recommendation of the proposed amendment:

•	the opinion of Morgan Stanley that, as of February 27, 2003 and subject to and based on the considerations described in such opinion, the exchange ratio of one share of Class A common stock or

Class B common stock for one share of the new common stock was fair, from a financial point of view, to the holders of Class A common stock and the holders of Class B common stock;

•	the holders of the Class A common stock and the holders of the Class B common stock currently have the same economic rights, with the special voting rights for the election and removal of directors representing the only material difference between the Class A common stock and the Class B common stock;

•	in a merger or reorganization transaction, each holder of a share of Class A common stock and each holder of a share of Class B common stock is currently entitled to receive the same kind and amount of shares, securities or other property, except that the holders of Class A common stock and Class B common stock could be offered different kinds of shares if the only difference would be the special voting rights for the election and removal of directors;

•	the historical trading prices and trading volume differentials of the Class A common stock and Class B common stock;

•	the historical trading price and trading volume differentials between the two classes of stock of other companies with dual-class capital structures;

•	the exchange ratios adopted by other companies that have eliminated their dual-class structures;

•	the trend of publicly-held companies away from dual-class capital structures, consistent with the policies of the New York Stock Exchange and the other major stock exchanges in favor of one vote per share common stock capitalization; and

•	the proposed amendment is not expected to result in taxable income to the company or to the holders of Class A common stock or Class B common stock.

      The foregoing discussion of information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors in making their decision. In view of the wide variety of factors considered by the board of directors in connection with their evaluation of the proposed amendment and the complexity of those matters, the board of directors did not consider it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decision to approve the proposed amendment. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. Although one of the potential benefits that our board considered was the administrative cost savings that may result from a simplified capital structure, we cannot assure you that the reclassification of our shares into a single class of common stock will result in any material cost savings. We also cannot assure you when or if the other potential benefits will be realized.

Conditions Precedent to Effectiveness of the Amendment

      The effectiveness of the proposed amendment to our articles of incorporation and the resulting reclassification of Class A common stock and Class B common stock into a single class of common stock are conditioned upon each of the following:

•	approval of the proposed amendment by the holders of a majority of the outstanding shares of the Class A common stock and the Class B common stock, voting together as a single class;

•	approval of the proposed amendment by the holders of a majority of the outstanding shares of the Class A common stock, voting as a separate class;

•	approval of the proposed amendment by the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class;

•	receipt of a private letter ruling from the Internal Revenue Service to the effect that the reclassification will not affect the tax-free nature of the October 2000 distribution by St. Joe; and

•	receipt of authorization to list the single class of common stock on the New York Stock Exchange.

      If any of the above conditions are not satisfied, we will not file the proposed amendment with the Florida Department of State and the reclassification of the Class A common stock and Class B common stock into a single class of common stock will not occur.

Reservation of Rights

      The board of directors reserves the right to abandon the adoption of the proposed amendment to our articles of incorporation without further action by the shareholders at any time before the filing of the amended and restated articles of incorporation with the Florida Department of State, even if the amendment has been approved by the shareholders at the annual meeting and all other conditions to such adoption have been satisfied. Although the board of directors does not currently anticipate exercising its rights to abandon the proposed amendment nor does it contemplate specific events that would trigger abandonment, the board of directors will defer or abandon the proposed amendment if, in its business judgment, the combination of the Class A common stock and the Class B common stock are no longer in the best interests of FECI or its shareholders. The board of directors will also abandon the proposed amendment if any of the conditions described under “Conditions Precedent to Effectiveness of the Amendment” fail to occur and will not proceed with the combination of our Class A common stock and Class B common stock without seeking further shareholder approval.

Certain Effects of the Amendment

      If the proposed amendment is approved and filed, each share of our outstanding Class A common stock and Class B common stock will automatically be reclassified into a share of a single class of common stock. If we adopt the proposed amendment to our articles of incorporation, it will have the following effects, among others, on the holders of Class A common stock and Class B common stock and on our company:

Voting Power of Holders of Our Class A Common Stock and Class B Common Stock

Election and Removal of Directors

      The holders of Class A common stock currently vote with the holders of any outstanding preferred stock to elect 20% of the members of our board of directors, and the holders of Class B common stock currently vote to elect 80% of the members of our board of directors. After the adoption of the proposed amendment, the holders of Class A common stock and the holders of Class B common stock will be holders of a single class of common stock and will vote together for the election of all of our directors.

      Our articles of incorporation currently provide that our directors may only be removed by the holders of the class of common stock that appointed such director. After adoption of the proposed amendment, each of our directors may be removed by a vote of our shareholders voting as a single class.

      In order to ensure that the holders of each of the Class A common stock and Class B common stock elect a whole number of directors under the current voting structure, our articles of incorporation currently require that the size of the board be in multiples of five. After adoption of the proposed amendment, the size of the board of directors shall be fixed from time to time by the board of directors in accordance with our By-Laws.

All Other Matters

      As to all other matters on which shareholders are entitled to vote, the proposed amendment will have no impact on the voting power of holders of Class A common stock and Class B common stock. On such matters, the holders of Class A common stock and Class B common stock are currently entitled to cast approximately 46.5% and 53.5%, respectively, of the votes entitled to be cast. After the adoption of the proposed amendment, the current holders of Class A common stock and the current holders of Class B common stock will be entitled to cast approximately 46.5% and 53.5%, respectively, of the votes entitled to be cast based on the shares outstanding on April 4, 2003.

Economic Interest of Holders of Class A Common Stock and Class B Common Stock

      The proposed amendment will have no impact on the economic equity interest of holders of Class A common stock and Class B common stock. The shares held by the holders of our Class A common stock and Class B common stock currently represent 46.5% and 53.5%, respectively, of the total outstanding shares of common stock. After the adoption of the proposed amendment, the shares of new common stock held by current holders of Class A common stock and Class B common stock would be 46.5% and 53.5%, respectively.

Capitalization

      The proposed amendment will have no impact on the total issued and outstanding shares of common stock. As of April 4, 2003, there were 36,637,431 shares of common stock issued and outstanding, consisting of 17,028,215 shares of Class A common stock and 19,609,216 shares of Class B common stock. After the adoption of the proposed amendment, there will be 36,637,431 shares of the new common stock outstanding. In addition, the amendment will not increase our total number of authorized shares of common stock. The amendment authorizes the issuance of 150,000,000 shares of new common stock, which is the combined total number of shares of Class A common stock and Class B common stock currently authorized by our articles of incorporation.

Market Price of Common Stock

      After the adoption of the proposed amendment, the market price of shares of our new common stock will depend, as before the amendment, on many factors including our future performance, general market conditions and conditions in the industries in which we operate. Accordingly, we cannot predict the price at which our new common stock will trade following the amendment, just as we could not predict the prices at which Class A common stock and Class B common stock would trade following the creation of the dual-class structure. On February 26, 2003, the day immediately prior to the day of announcement of the proposed reclassification, the per-share closing prices of our Class A common stock and Class B common stock on the New York Stock Exchange were $24.61 and $23.12, respectively. On April 3, 2003, the per-share closing prices of our Class A common stock and Class B common stock on the New York Stock Exchange were $                    and $                    , respectively.

New York Stock Exchange Listing of New Common Stock, CUSIP numbers

      After the effective date, if authorization is received from the New York Stock Exchange, our new common stock will retain the Class A common stock’s ticker symbol on the New York Stock Exchange and will accordingly be listed on such exchange under the ticker symbol “FLA.” We will cause our Class B common stock to be delisted from the Stock Exchange after the effective date. Furthermore, our new common stock will retain and use the CUSIP security identification number presently assigned to our Class A common stock.

Operations

      The amendment will have no impact on our operations.

Resale of New Common Stock

      Shares of our new common stock may be sold in the same manner as the Class A common stock and Class B common stock may currently be sold. Our affiliates will continue to be subject to the restrictions specified in Rule 144 under the Securities Act of 1933, as amended.

Rights Agreement

      Under our existing shareholder rights agreement, each outstanding share of our Class A common stock and Class B common stock currently includes an associated preferred stock purchase right. These rights trade with the outstanding shares of Class A common stock and Class B common stock. The rights become exercisable upon the acquisition by a person or affiliate group of 39% or more of all our total outstanding shares or 62% of our outstanding shares of Class B common stock, or upon the commencement or announcement of a tender offer which, if consummated, would result in the acquisition of 39% or more of our total outstanding shares or more than 62% of our outstanding shares of Class B common stock.

      The rights agreement will be amended to make the rights applicable to the new common stock and to delete references to the Class A common stock and Class B common stock.

      After the adoption of the proposed amendment, each share of new common stock will include an identical associated preferred stock purchase right that will trade with such share. As with the rights included with the currently outstanding shares of Class A common stock and Class B common stock, these rights will become exercisable upon the acquisition by a person or affiliated group of 39% or more of the outstanding shares of our new common stock, or upon the commencement or announcement of a tender offer which, if consummated, would result in the acquisition of 39% or more of the outstanding shares of our new common stock.

Stock Incentive Plans and Employee Stock Purchase Plans

      Outstanding options to purchase Class A common stock and other awards with respect to Class A common stock issued under employee stock-based incentive plans will be reclassified into options and awards for the same number of shares of new common stock upon the same terms as in effect before the reclassification.

Fairness Opinion

      We retained Morgan Stanley & Co. Incorporated to render an opinion to the board of directors as to the fairness, from a financial point of view, of the exchange ratio to be used pursuant to the proposed amendment in the reclassification of Class A common stock and Class B common stock into a single class of common stock. At the February 27, 2003 meeting of the board of directors, Morgan Stanley rendered to the board of directors an oral opinion, which was confirmed in writing as of the same date, to the effect that as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the one-for-one exchange ratio pursuant to the proposed amendment was fair to both the holders of our Class A common stock and Class B common stock.

      The full text of Morgan Stanley’s opinion, which sets forth, among other things, the assumptions made, the procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix B to this proxy statement. The opinion should be read carefully and in its entirety. Morgan Stanley provided its opinion to our board of directors for assistance in connection with its consideration of the proposed amendment and the opinion addresses only the fairness of the exchange ratio, from a financial point of view, to the holders of our Class A common stock and Class B common stock as of the date of the opinion. The opinion was one of several factors taken into consideration by the board in authorizing the proposed amendment. The opinion does not constitute an opinion as to the prices at which Class A common stock, Class B common stock or new common stock will actually trade at any time and the opinion does not address the relative fairness of the consideration to be received by the holders of Class A common stock or the holders of Class B common stock. Furthermore, the opinion does not address the relative merits of the proposed amendment compared to other business strategies considered by or available to the board, nor does it address the board’s decision to proceed with the proposed amendment. The opinion is not a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed amendment or any other matter and should not be relied upon by any shareholder as such. This summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix B.

      In rendering its opinion, Morgan Stanley, among other things:

•	reviewed the reported prices and trading activity for our Class A common stock and Class B common stock;

•	discussed with management the rationale for the proposed amendment and for the original creation of a dual-class structure and certain information related thereto;

•	compared our financial performance and the prices and trading activity of our Class A common stock and Class B common stock with that of other comparable publicly traded companies with dual classes of stock;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	reviewed our articles of incorporation, the proposed amendment and certain related documents; and

•	conducted such other analyses and considered such other factors as they deemed appropriate.

      In addition, Morgan Stanley held discussions with certain members of our management with respect to the original creation of the dual-class common stock structure, certain aspects of the transaction and the strategic and other reasons behind our decision to propose the transaction. Morgan Stanley was not requested to and did not provide advice concerning the structure, the specific exchange ratio or any other aspect of the transaction, and Morgan Stanley did not provide any services other than the delivery of its opinion.

      In rendering its opinion, Morgan Stanley relied upon and assumed, without assuming any responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by us or otherwise reviewed by or for it. Morgan Stanley did not conduct any valuation or appraisals of any of our assets or liabilities, nor were any such valuations or appraisals provided to Morgan Stanley. Morgan Stanley also assumed that the transaction would qualify as a tax-free exchange and recapitalization for U.S. federal income tax purposes. Morgan Stanley noted that it is not a legal or tax expert and relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of our legal and tax advisors with respect to the legal and tax matters related to the transaction.

      The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Subsequent developments may affect its opinion and Morgan Stanley does not have any obligations to update, revise, or reaffirm its opinion. The Morgan Stanley opinion is limited to the fairness, from a financial point of view, to the holders of Class A common stock and to the holders of the Class B common stock of the exchange ratio in the transaction. Morgan Stanley has not expressed any opinion as to our underlying decision to engage in the transaction. Morgan Stanley also has not expressed any opinion as to the price at which our Class A common stock, Class B common stock or new common stock will trade at any future time.

      The following is a brief summary of the analyses Morgan Stanley performed in connection with preparing its fairness opinion:

Historical Trading Analysis of our Class A and Class B Common Stock

      Morgan Stanley reviewed the historical stock price performance, the trading liquidity, and share ownership of our Class A common stock and Class B common stock. This analysis included the examination of the percentage by which the daily closing price per share of our Class A common stock traded at a premium to the daily closing price per share of our Class B common stock. The trading premium was calculated for all trading days between October 2000, when our dual-class structure common stock first began trading, to February 14, 2003. For the period from October 10, 2000 to February 14, 2003, our Class B common stock had an average trading discount of 5.5% relative to our Class A common stock. For the two-year, one-year, six-month, three-month and one-month period, our Class B common stock had average trading discounts of 5.9%, 7.2%, 6.7%, 5.8% and 5.0%, respectively, relative to our Class A common stock.

      Morgan Stanley also analyzed the average daily trading volume of our Class A common stock traded relative to the average daily trading volume of our Class B common stock, which is referred to as the relative trading liquidity. For the period of October 2000 through February 2003, the relative trading liquidity was 1.9 times. For the two-year, one-year, six-month, three-month and one-month period, the relative trading liquidity was 2.3 times, 2.7 times, 2.5 times, 2.3 times, and 2.1 times, respectively.

      Morgan Stanley also analyzed the percentage of stock owned by the Alfred I. duPont Testamentary Trust and The Nemours Foundation, institutional investors, insiders, and other holders of the Class A common stock and Class B common stock. With respect to the Class A common stock, The Nemours Foundation owns 10.6%, institutional investors own 77.5%, insiders own 1%, and others own 10.9%. With respect to the Class B common stock, the Alfred I. duPont Testamentary Trust and The Nemours Foundation own 61.1%, institutional investors own 24%, insiders own 0%, and others own 14.9%. Morgan Stanley also analyzed the top holders of Class A common stock and Class B common stock and found that 15 of the top 40 holders of Class A common stock are among the top 40 holders of the Class B common stock.

Analysis of Publicly Traded Companies with Dual-Class Capital Structures that Reclassified or Combined into a Single Class of Common Stock

      Morgan Stanley identified and analyzed a group of companies that had two classes of publicly traded common stock with different voting rights (prior to a reclassification) and had market capitalization of equal or greater than $1.0 billion. The companies included in the analysis were classified into two groups as follows:

•	companies where the high vote shares had greater trading liquidity than the low vote shares, and

•	companies where the low vote shares had greater trading liquidity than the high vote shares.

      The analysis indicated that the premium share price was generally assigned to the class with higher trading liquidity. In the cases where the high vote shares had higher trading liquidity, the high vote shares traded at a premium relative to the low vote shares. In cases where the high vote shares had lower trading liquidity, the high vote shares traded at a discount to the low vote shares.

      In addition, Morgan Stanley reviewed the exchange ratio of selected reclassification transactions. In each selected reclassification transaction, two classes of a single company with differential voting rights were reclassified or combined into a single class of common stock. Morgan Stanley noted that in all but one case the ratio of new shares received by both classes of common stock in each of the selected transactions was one-for-one.

      Morgan Stanley also analyzed the post-announcement stock price performance of the high and low vote shares of the companies that engaged in these selected reclassification transactions. In most cases, the market trading prices of both classes increased on the trading day immediately following the announcement of the reclassification transactions. Morgan Stanley noted that the post-announcement trading performance in previous reclassification transactions has no bearing on how our Class A and Class B common stock may trade upon the announcement of our proposed reclassification transaction. Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The summary set forth above does not purport to be a complete description of the analyses or data presented by Morgan Stanley. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

      The board of directors selected Morgan Stanley as its financial advisor because of its reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed transaction and because Morgan Stanley is familiar with our company and our business. As part of its investment banking and financial advisory business, Morgan Stanley is continually engaged in structuring and executing a wide range of domestic and international transactions, including acquisitions, divestitures, mergers, joint ventures, corporate restructurings, leveraged buyouts, defenses against unsolicited takeover attempts, recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

      Morgan Stanley provides a full range of financial advisory and securities services and in the past, Morgan Stanley has provided financial advisory and financing services for us and received fees for the rendering of such services and also may provide such services to us in the future for which they would expect to receive fees. In the past, in connection with the distribution by The St. Joe Company to its shareholders of the shares it held in FECI in October of 2000, Morgan Stanley also served as advisor to St. Joe. In addition, in the course of their business,

Morgan Stanley and its affiliates may actively trade our equity securities for their own accounts or for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

Certain Federal Income Tax Consequences

      We have summarized below certain federal income tax consequences of the proposed amendment based on the Internal Revenue Code of 1986, as amended and currently in effect. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your individual circumstances. In addition, this summary is included for general information purposes only and is not intended to constitute advice regarding the federal income tax consequences of the proposed amendment. You are urged to consult your own tax advisor with respect to the tax consequences of the proposed amendment, including tax reporting requirements and tax consequences under state, local or foreign law.

      We believe that as a result of the proposed amendment:

•	no gain or loss will be recognized for federal income tax purposes by any of the holders of our Class A common stock or any of the holders of our Class B common stock upon the reclassification and conversion of shares of our Class A common stock and Class B common stock into shares of new common stock;

•	the basis of new common stock will be the same as the shareholder’s aggregate basis in the Class A common stock and Class B common stock surrendered therefor;

•	the holding period of the new common stock will include such shareholder’s holding period for the Class A common stock and Class B common stock surrendered therefor, provided that each share of Class A common stock and Class B common stock was held by such shareholder as a capital asset as defined in Section 1221 of the Internal Revenue Code on the effective date of the amendment; and

•	no gain or loss will be recognized for federal income tax purposes by the company upon the reclassification and conversion of shares of our Class A common stock and Class B common stock into shares of new common stock.

Dissenters’ Rights of Appraisal

      Pursuant to the provisions of the Florida Business Corporation Act, a shareholder who (1) delivers to us, prior to the annual meeting, written notice of the shareholder’s intent to demand payment for such holder’s shares if the proposed amendment is effectuated, and (2) does not vote in favor of the proposed amendment, may be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder’s shares so long as the proposed amendment would adversely affect such dissenting shareholder. A shareholder may dissent as to all or less than all of such holder’s shares and may only dissent as to those shares that are adversely affected by the proposed amendment.

      The written notice referred to above will not be satisfied under the Florida statutory provisions by merely voting against the proposed amendment by proxy or in person at the annual meeting. In addition to not voting in favor of the proposed amendment, a shareholder wishing to preserve the right to dissent and seek appraisal must provide a separate written notice that the shareholder intends to exercise the right to dissent if the proposed amendment is effectuated. Any written notice of intent to exercise the right to dissent should be addressed to us as follows: Florida East Coast Industries, Inc., One Malaga Street, St. Augustine, Florida 32084, telephone (904) 826-2398, Attention: Heidi J. Eddins.

      If the proposed amendment is approved at the annual meeting, each shareholder who has properly filed a notice of such shareholder’s intent to demand payment for such holder’s shares if the proposed amendment is effectuated, and who has not voted in favor of the proposed amendment, will be notified by us of such approval within 10 days of the annual meeting. Within 20 days following receipt of such notice, any shareholder electing to dissent must file with us a notice of such election, stating the shareholder’s name, address, the number and class of shares as to which the shareholder dissents, and a demand for payment of the fair value of such shares. The shareholder must deposit the certificates for such shares simultaneously with the filing of such notice.

      No later than the later of 10 days after the expiration of the period in which a shareholder may file a notice of such holder’s election to dissent to the proposed amendment and 10 days after the date the proposed amendment is consummated (but in no case later than 90 days from the date the shareholders approve the proposed amendment), we must make a written offer to each shareholder who has properly filed such a notice to pay an amount per share we estimate to be the fair value for such shares (as determined in accordance with the Florida Business Corporation Act). The offer will be accompanied by certain of our financial statements. If the proposed amendment is not consummated within 90 days from the date the shareholders approve the proposed amendment, the offer may be made conditional upon the consummation of the proposed amendment. A shareholder may accept the offer within 30 days thereof, in which case we must pay the shareholder the accepted fair value within 90 days after the making of the offer or consummation of the proposed amendment, whichever is later.

      If we fail to make such a payment offer in a timely manner, or if any shareholder fails to accept such offer within 30 days, and we receive written demand for payment from any dissenting shareholder within 60 days following the consummation of the proposed amendment, we must institute proceedings in any court of competent jurisdiction in St. Johns County, Florida, requesting that the fair value of such shares be determined. If we fail to file such action, any dissenting shareholder will have the right to file an action in our name for determination as to the fair value of such holder’s shares. Each dissenting shareholder will be entitled to payment, as determined by the court, within 10 days following final determination by the court as to the fair value of such holder’s shares.

      Any dissenting shareholder who is paid the value of such holder’s shares in cash under the foregoing procedures for dissent and appraisal will recognize taxable gain or loss for federal income tax purposes upon receipt of cash for such shares. Dissenting shareholders are urged to consult their own tax advisors with respect to the tax consequences of asserting dissenters’ rights, including tax reporting requirements and tax consequences under state, local or foreign law.

      The foregoing is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act, which are reproduced in their entirety in Appendix C of this proxy statement. It is not intended to expand or alter any right of dissent or payment to any shareholder. Shareholders’ rights of dissent and payment are limited to those provided by law. Any shareholder who wishes to dissent to the proposed amendment should carefully review these statutory provisions and should also consult legal counsel with respect to dissenters’ rights under Florida law. No further notice of the events giving rise to dissenters’ rights or any steps associated therewith will be furnished to our shareholders, except as indicated above or otherwise required by law.

Accounting Considerations

      Management currently expects that the proposed amendment will not have any material effect on our earnings or book value per share.

Class A and Class B Common Stock Certificates

      If the proposed amendment is approved and filed, your existing certificates representing shares of Class A common stock and Class B common stock will automatically represent an equal number of shares of new common stock. Accordingly, it will not be necessary for record holders of Class A common stock or Class B common stock holding certificated shares to exchange their existing certificates for new certificates. However, if they so desire, such holders may at any time after the effective date exchange their existing certificates for certificates representing shares of our new common stock by contacting our transfer agent, though the existing Class A and Class B certificates will continue to validly represent an equivalent number of shares of new common stock.

Voting Eligibility and Vote Required for Approval of the Reclassification

      All holders of record of shares of Class A common stock or Class B common stock on the record date are entitled to cast one vote per share with regard to the proposed amendment. Approval of the proposed amendment requires (1) the affirmative vote of a majority of the outstanding shares of our Class A common stock and Class B common stock, voting as a single class, (2) the affirmative vote of a majority of the outstanding shares of our Class A common stock, voting as a separate class, and (3) the affirmative vote of a majority of the outstanding shares of Class B common stock, voting as a separate class. If you do not provide instructions as to the way your shares should be voted on the proposed amendment, proxies solicited by our board of directors will be voted in favor of the proposed amendment.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth the compensation for our Chief Executive Officer and each of the four other most highly compensated executive officers during the three-year period ended December 31, 2002.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards

						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options	All Other
Name and Principal Position	Year	Salary($)	Bonus(a)($)	Compensation($)	Awards(b)($)	(#)/SARs	Compensation(c)($)

Robert W. Anestis, 57	2002	$521,250	$370,035	*	$974,610	50,912	$5,810
Chairman, President	2001	$521,250	$243,716	*	$0	182,732	$7,874
& Chief Executive Officer	2000	$500,000	$375,000	*	$0	109,571	$5,847
Robert F. MacSwain, 60	2002	$325,000	$192,265	*	$424,830	4,560	$5,810
Vice Chairman	2001	$325,000	$167,256	*	$89,687	120,476	$7,050
	2000	$275,000	$202,400	*	$0	12,500	$5,847
John D. McPherson, 56	2002	$312,750	$182,626	*	$224,910	408	$8,834
Executive Vice President;	2001	$312,750	$106,585	*	$0	76,800	$6,999
President, Florida East	2000	$300,000	$206,400	*	$0	12,500	$6,699
Coast Railway, L. L. C.
Richard G. Smith, 54	2002	$275,000	$162,685	*	$174,930	1,824	$5,810
Executive Vice President,	2001	$275,000	$141,524	$44,376 (1)	$0	61,000	$6,840
Chief Financial Officer	2000	$0	$0	*	$255,938	75,000	$0
Heidi J. Eddins, 46	2002	$250,000	$172,896	*	$174,930	1,824	$5,810
Executive Vice President,	2001	$250,000	$128,659	*	$0	45,000	$6,735
Secretary and General	2000	$235,000	$173,000	*	$0	24,165	$4,029
Counsel

(a)	Cash bonus earned for performance in 2002 was paid to the listed executive officers on March 14, 2003.

(b)	The amounts in the column represent the grant date value of restricted Class A common stock awarded to the listed executive officer. Each of the listed executive officers received a grant of restricted Class A common stock when each joined the company. Restrictions on these shares lapse ratably over five years. The amounts set forth in the chart below reflect shares which are still restricted as of December 31, 2002. The grants were made in 1999, with the exception of Mr. Smith whose shares were granted on December 20, 2000.

	Number of Shares
Name	Restricted	Value as of 12/31/02

Anestis	8,000	$185,600
MacSwain	3,000	$69,600
McPherson	4,000	$92,800
Smith	4,500	$104,400
Eddins	2,000	$46,400

Mr. MacSwain was awarded 2,500 shares of restricted Class A common stock when he was named Vice Chairman; 1,667 shares are still restricted; as of December 31, 2002 the value of the restricted shares is $38,674.

In addition, the listed executive officers were each granted shares of restricted Class A common stock in August 2002. The restrictions lapse ratably over four years, but could lapse sooner based on performance compared to pre-established financial targets.

	Number of Shares
Name	Restricted	Value as of 12/31/02

Anestis	39,000	$904,800
MacSwain	17,000	$394,400
McPherson	9,000	$208,800
Smith	7,000	$162,400
Eddins	7,000	$162,400

      Dividends are paid on the restricted shares in the same way that dividends are paid on common stock.

(c)	The amounts reported as “All Other Compensation” in the table above include the following payments with respect to 2002:

	Company	Value of Executive Life
	Contribution to	Insurance Paid by
Name	401(k)	Company

Anestis	$3,650	$2,160
MacSwain	$3,650	$2,160
McPherson	$3,650	$5,184
Smith	$3,650	$2,160
Eddins	$3,650	$2,160

*	Less than $50,000 and less than 10 percent of the sum of salary and bonus.

(1)	Includes temporary living and relocation expenses of $26,160 and taxes paid of $18,216 for Mr. Smith.

Option/ SAR Grants in Last Fiscal Year

Individual Grants(a)

	Number of Securities
	Underlying		Percent of Total	Exercise or		Grant Date
	Options/SARs		Options/SARs Granted to	Base Price	Expiration	Present Value
Name	Granted(#)		Employees in Fiscal Year(d)	($/Share)	Date	($)(e)

Robert W. Anestis	13,680(b	)	16.2%	$23.34	02/25/07	$98,222
	37,232(c	)		$23.34	02/25/07	$267,326
Robert F. MacSwain	4,560(b	)	.014%	$23.34	02/25/07	$32,741
John D. McPherson	408(b	)	.001%	$23.34	02/25/07	$2,929
Richard G. Smith	1,824(b	)	.006%	$23.34	02/25/07	$13,096
Heidi J. Eddins	1,824(b	)	.006%	$23.34	02/25/07	$13,096

(a)	All options granted were options to acquire Class A common stock.

(b)	Each of the listed executive officers received a threshold grant in 2001 and were eligible to earn additional options based on the performance of our businesses to pre-established targets. Additional options were granted in February 2002.

(c)	The options were granted as part of Mr. Anestis’ bonus for 2001 performance.

(d)	A total of 314,704 employee stock options were granted during 2002.

(e)	This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC. The hypothetical values of the awards were determined by using the Black Scholes model and are based on the following assumptions: exercise price is equal to the market value as of the date of the grant; estimated dividend yield rate of .43%; weighted-average expected volatility of 34.72%; risk-free interest rate of approximately 3.78%; an expected option term of 3.8 years, representing a projected duration based upon historical turnover rates from date of grant to exercise. These assumptions are not a forecast of future performance or of future dividend policy. There is no assurance the value realized by an executive will be at or near the value estimated by the Black Scholes Model. The actual value of options will depend on the market value of our Class A common stock on the dates the options are exercised.

Stock Option Exercises and Values

      The following table reflects the number of stock options held at the end of the year and the realizable gain of the stock options that are “in-the-money” at December 31, 2002. None of the listed executive officers exercised stock options in 2002.

Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/SARs
			Options/SARs at		at Fiscal Year-End ($)
	Shares		Fiscal Year End (#)		(Note 1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert W. Anestis	0	$0	506,365	325,871	$75,263	$170,513
Robert F. MacSwain	0	$0	74,744	138,548	$38,475	$88,225
John D. McPherson	0	$0	70,033	125,475	$30,875	$77,125
Richard G. Smith	0	$0	43,333	90,491	$24,000	$58,250
Heidi J. Eddins	0	$0	50,266	75,457	$24,000	$58,250

      Note 1: Value of unexercised options/ SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money options/ SAR grants and $23.20, the closing price of Class A common stock on December 31, 2002.

Equity Compensation Plan Information

	Number of Securities to be		Number of Securities
	Issued Upon Exercise of	Weighted-Average Exercise	Remaining Available for
	Outstanding Options,	Price of Outstanding Option,	Future Issuance under
Plan category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans

	(a)	(b)	(c)
Equity compensation plans approved by security holders	4.6 million	$29.49	1,892,934
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	4.6 million	—	1,892,934

EXECUTIVE EMPLOYMENT AGREEMENTS

      We have employment agreements with certain of the executive officers listed in the “Compensation of Executive Officers” section of this proxy statement. Brief summaries of the employment arrangements are set forth below.

      On October 30, 1998, we entered into an employment agreement with Robert W. Anestis, pursuant to which Mr. Anestis became employed as our Chairman, President and Chief Executive Officer for a five-year term commencing January 1, 1999. Prior to joining FECI, Mr. Anestis practiced law from 1971 to 1982 with a focus on mergers and acquisitions. From 1982 to 1986, Mr. Anestis served as President of Guilford Transportation Industries, Inc., which operated a railway in New York and New England through its subsidiary Guilford Rail System and as director of Guilford and its subsidiary railroads. From 1986 to 1998, he served as President of Anestis & Company, a Westport, CT based investment banking and financial advisory firm that had extensive involvement in the railroad industry. Mr. Anestis has served on numerous boards, including those of Champion Enterprises, Inc., Major Realty Corporation, Acceptance Insurance Companies, Vector Distributors, Inc. and CHB Capital Partners, L.P. He received his bachelor’s degree from Yale University and his master’s degree in business administration and J.D. from Harvard University. Mr. Anestis’ employment agreement entitles him to a base salary of not less than his base salary in 1999, a bonus of up to 120 percent of base salary based upon the attainment of performance goals and participation in our various employee benefit plans and programs. The employment agreement provides for the grant to Mr. Anestis of 40,000 shares of restricted stock subject to vesting in installments of 8,000 shares each year for five years, such vesting to accelerate upon the occurrence of certain events, including a change in control of the company. The agreement also provides for the grant to Mr. Anestis of non-statutory stock options with respect to an aggregate of 500,000 shares of common stock with various vesting requirements and an exercise price of $29.9375 per share. Mr. Anestis is also entitled to participate in our stock incentive plan. In the event that we terminate Mr. Anestis’ employment other than for cause, death or disability, or Mr. Anestis terminates his employment for good reason (as defined in the agreement), the employment agreement obligates us to, among other things, continue payments to Mr. Anestis of his base salary and highest annual bonus (termination payment) for two years and continue his benefit plan participation for the remaining term of the agreement (determined without regard to the termination of employment). The employment agreement also contains change in control provisions which, if triggered, requires us to make a supplemental payment to Mr. Anestis equal to the excess of $5 million over the sum of (i) the current fair market value as of the date of the change in control of all restricted stock on which restrictions have lapsed, (ii) the sum of the difference between the fair market value of vested stock options over their exercise price, and (iii) the termination payment. This provision will be superseded by the change in control agreements described in the “Executive Change in Control Agreements” section of this proxy statement if certain change in control events occur during the term of those agreements. Mr. Anestis’ agreement also obligates us to provide

Mr. Anestis a “gross-up” bonus to cover any excise taxes payable by him on an after-tax basis. Mr. Anestis’ employment agreement has been amended to extend its term for an additional two years. The amendment also provides that if Mr. Anestis’ employment is terminated, (other than for cause, death or disability) including by expiration of the agreement, all unvested stock options held by Mr. Anestis shall immediately vest and shall remain exercisable for a period of five years following such termination (but not beyond the stated term of the option.) Additionally, any restriction period on restricted stock will lapse automatically on such termination.

      On February 2, 1999, we entered into substantially similar employment agreements with Robert F. MacSwain, Heidi J. Eddins and John D. McPherson. Mr. MacSwain was hired as our Executive Vice President — Special Projects and is now the Vice Chairman. Mr. MacSwain joined FECI in 1999 from MacSwain & Company, which he founded and provided consulting services to a variety of clients in the railroad, telecom and real estate industries. Prior to MacSwain & Company, he served as Senior Vice President of Guilford Transportation Industries. Prior to Guilford, Mr. MacSwain held the position of Vice President of Hartford Insurance Group with responsibility for real estate development, financing and special projects. Mr. MacSwain earned his bachelor’s degree from the University of Notre Dame. Mrs. Eddins joined FECI in 1999 as Senior Vice President, Secretary and General Counsel from Providence and Worcester Railroad Company, which operates rail service across New England, where she acquired sixteen years of industry experience in positions of increasing responsibility, beginning as Assistant General Counsel and served as Vice President, Secretary and General Counsel when she left to join FECI. Prior to joining Providence and Worcester, she practiced law in Hartford, CT for three years. She received her bachelor’s degree from Boston College and her J.D. from the University of Connecticut School of Law. She is now Executive Vice President, General Counsel and Secretary of FECI. Mr. McPherson joined FECI in 1999 from Illinois Central Corporation, which primarily operates freight railroad service, where he held various positions from 1993 through 1999, including President, CEO and Director. Prior to joining Illinois Central, he held operating and transportation positions at Atchison, Topeka and Santa Fe Railway, an operator of rail service in the south-west of the United States. Mr. McPherson earned his bachelor’s degree from Emporia State University and his master’s degree from the Sloan School of Management at Massachusetts Institute of Technology. Effective May 10, 1999, Mr. McPherson was employed as our Executive Vice President — Rail Operations and Chief Operating Officer of the Railway and is now President of FECI’s Railway.

      The employment agreements provide for the grant to Mr. MacSwain, Mrs. Eddins and Mr. McPherson of (i) non-statutory stock options to purchase 75,000, 50,000 and 100,000 shares of common stock, respectively, with various vesting requirements and an exercise price equal to the fair market value of the underlying shares on the date of the employment agreement ($27.4375), and (ii) 7,500, 5,000 and 10,000 shares of restricted stock, respectively, subject to ratable annual vesting over five years, such vesting to accelerate upon the occurrence of certain events. Mr. McPherson also received 4,300 shares of restricted stock as a signing bonus, subject to vesting in equal installments on the first and second anniversary of the agreement.

      On January 1, 2001, we entered into substantially the same employment agreement with Richard G. Smith. Mr. Smith, employed as our Executive Vice President and Chief Financial Officer, joined FECI after serving as Vice President and CFO at American Business Products, an operator of specialized packing and printed office product businesses in Atlanta, GA. He has 25 years of experience in finance, corporate development and strategy. His experience includes CFO positions at Brambles Acquisition, Inc. and Environmental Systems Company, which provides hazardous waste management services, prior to holding that position at American Business Products. In addition, he held corporate strategy and development positions in both the public and private sectors. Mr. Smith earned his bachelor’s degree from the University of British Columbia and his master’s degree from the Sloan School of Management at Massachusetts Institute of Technology. His employment agreement provides for the grant of (i) non-statutory stock options to purchase 75,000 shares of Class A common stock, with various vesting requirements and an exercise price equal to the fair market value of the underlying shares on the date of the employment agreement ($34.125), and (ii) 7,500 shares of restricted stock subject to ratable annual vesting over five years, such vesting to accelerate upon the occurrence of certain events.

      Each of these executives is entitled to participate in our annual cash incentive plan, with a bonus of up to 100 percent of base salary, based upon the attainment of performance goals, and to participate in our stock incentive plan. In the event that we terminate the executive’s employment other than for cause, death or disability, or the executive terminates his or her employment for good reason (as defined in the employment agreements), the employment agreement obligates us to, among other things, (i) continue payments to the executive for eighteen months of an amount equal to the sum of 150 percent of the executive’s base salary and 50 percent of the executive’s bonus for the most recently completed fiscal year, and (ii) continue the executive’s health plan participation for such 18-month period. The employment agreement also contains change in control provisions which, if triggered, requires us to make a lump sum payment to the executive equal to two times his or her then-current base salary. This provision will be superseded by the change in control agreements described in the “Executive Change In Control Agreements” section of this proxy statement if certain change in control events occurs during the term of those agreements. The employment agreements also obligate us to provide each of the executives an additional payment in an amount necessary to discharge, without cost to the executive, any excise taxes payable by such executive. The employment agreements entitle the executives to participate in our various short-term incentive bonus, long-term equity incentive, savings, retirement, welfare, fringe, relocation and car allowance plans, programs and arrangements.

EXECUTIVE CHANGE IN CONTROL AGREEMENTS

      In 2001, our board of directors determined that it was in the best interest of our company and its shareholders to amend the provisions relating to a change in control contained in the employment agreements and any other written agreements with the executive officers listed in the “Compensation of Executive Directors” section of this proxy statement and certain other key employees. To effect such amendments, each of these executive officers executed a change in control agreement. A brief summary of the change of control agreement is set forth below.

      Under the change in control agreement, certain payments are to be made by us to the executive officer if a change of control occurs during the term of the agreement and the executive officer’s employment is terminated (i) without cause by us or by the executive for good reason at any time on the date of the change of control, or within two years thereafter, or (ii) without cause by us or by the executive for certain good reasons during the time period beginning three months prior to the change in control and ending immediately prior to the change in control, where such termination was requested by the party taking control or was otherwise in anticipation of the change in control.

      A change of control occurs, as defined under the change of control agreement, if: a person or a group of affiliated persons becomes the beneficial owner of more than 50 percent of the total voting power of our outstanding voting securities; a change in the composition of the board of directors occurs as a result of which fewer than a majority of the directors are incumbent directors (as defined in the change of control agreement); FECI is liquidated or we sell or dispose of substantially all of our assets other than by a spin-off or similar disposition to our shareholders; or FECI is a party to a merger or consolidation in which the shareholders prior to such transaction hold less than 50 percent of the total voting power of the surviving entity immediately after such transaction. “Good reason” is generally defined under the change of control agreement to include: any diminution in the executive’s title, material diminution in the executive’s duties, responsibilities or authority, or the assignment to the executive of duties and responsibilities materially inconsistent with the position held prior to the change in control; a relocation of the executive’s principal business location of over 35 miles or a material increase in the amount of required travel; a reduction in the executive’s annual base salary; a failure by us to continue any annual bonus plan or arrangements in which the executive is entitled to participate and no plan with substantially similar benefits is substituted therefor after a change of control; or a failure to permit the executive to participate in cash-or-equity based incentive plans and programs providing the executive with an annualized award value at least equal to the annualized award value provided to the executive immediately prior to the change in control.

      In the event of a change of control and employment termination as described above, the executive officer is generally entitled to receive (i) any unpaid base salary, unpaid accrued vacation, unpaid bonus for the fiscal year preceding the date of termination, unreimbursed expenses, and all other payments or benefits to which the executive may be entitled under the terms of any non-severance compensation arrangement or benefit program, (ii) a lump sum cash payment equal to three times the sum of the executive’s base salary and target bonus in effect immediately preceding the change in control, (iii) payment of a pro rata portion of the bonus for the fiscal year to which the bonus relates, (iv) forgiveness of repayment obligations for any sign-on bonuses or relocation payments, and (v) continuation for three additional years of participation in all health plans in effect on the date of termination, if the executive continues to pay the applicable premium and does not obtain other employment that offers substantially similar or improved benefits.

      In the event that the executive officer becomes entitled to payments and/or benefits under the change in control agreement or any other plan, arrangement or agreement with us as a result of a change in control and such payments/ benefits will be subject to the tax imposed by Section 4999 of the Internal Revenue Code, the executive officer will be entitled to an additional payment from us in an amount necessary to discharge without cost to the executive officer any such tax imposed.

      Under the change in control agreement, the restrictive covenants (including confidentiality and non-competition) in any other agreement the executive officer has with us continue to apply after a change of control or termination of employment after a change of control. Furthermore, for a two-year period after the date of termination, the executive officer is prohibited from soliciting any of our employees and interfering in any way with our business relationships. Subject to certain limitations, the executive officer must release all claims it has or may have against us to receive payment under the change in control agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      During the last completed fiscal year, the compensation committee was comprised of Allen C. Harper (Chair), J. Nelson Fairbanks, Gilbert Lamphere, Joseph Nemec and Herbert H. Peyton. None of the members of the compensation committee were officers or employees of the company or any of our subsidiaries in the last fiscal year or in any prior periods. All of the members of the compensation committee exercised options to acquire stock pursuant to grants made by the committee in 2000 and executed promissory notes therefor. Details of the original amount of the notes, the current indebtedness of the committee members on those notes and the terms of the notes are provided in the “Transactions with Management and Others” section of this proxy statement, below.

COMPENSATION COMMITTEE REPORT ((1))

      The compensation committee is responsible for determining annually the total compensation of our executive officers, administering our stock incentive plan and our cash incentive plan (including determining grants and awards thereunder) and making recommendations to the board of directors concerning the compensation structure and performance measures for incentive-based compensation. The committee considers the advice of independent outside consultants in its determinations. The committee annually reviews compensation survey data from several sources to ensure that total compensation is competitive. None of the members of the committee is a current or former employee of the company.

Compensation Philosophy

      The goal of the executive compensation program is to attract, motivate and retain highly talented individuals while ensuring that these executives are compensated in a way that advances both the short-and long-term interests of shareholders. The compensation of executive officers consists of three primary components: base salary, annual cash incentive and equity grants.

      The committee believes that a significant portion of compensation should be at risk. Awards under our performance-based annual cash incentive are dependent on the executive achieving goals designed to create value for shareholders. The committee rewards executives when they have achieved these goals. The committee also

      (1) The material in this report is not “Soliciting Material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

makes grants of stock options and restricted stock that are intended to align executives’ economic interest with that of the shareholders.

Base Salary

      The committee sets base salaries at levels that are intended to be at approximately the market median level. The committee, with the assistance of an independent consultant, carefully evaluates organizations with similar attributes and complexity to identify appropriate market competitive data. When making base salary adjustments, the committee also examines individual performance. For 2002, the executive officers listed in the “Compensation of Executive Officers” section of this proxy statement did not receive increases in base salary, but were granted additional stock options as a result of the committee’s review of base salary for 2002. The purpose of granting stock options in lieu of salary increases was to emphasize the performance culture of the company.

Annual Cash Incentive

      Annual cash incentives for our executives are determined based on the performance of each of our businesses compared to financial metrics approved by the committee, the performance of the executive compared to pre-established goals, and individual contributions and performance of the executives. Awards for our executives in 2002 were based on the weighted results compared to the preapproved targets of each of our three business sectors: transportation, real estate and telecommunications and the individual’s performance. The financial measures include revenue, EBITDA, return on net assets, and other specific measures for each of the businesses, such as cash expenses for telecommunications. The committee establishes levels of financial performance at each of the business units, including threshold and target levels. Seventy-five percent of the cash incentive opportunity for corporate executives is determined based on the performance of the business units against those targets established for the fiscal year in question and 25 percent is based on pre-determined individual goals and individual contributions.

      Executives at the business units are evaluated based on the financial results specific to the business they manage. In addition to the financial measures, at least 20 percent of the total cash incentive payment to such executives is based on accomplishment of pre-determined individual objectives and individual contributions.

Equity Incentives

      We have an equity incentive program in our stock incentive plan. Under the plan, the committee makes awards of stock options and selectively grants of restricted stock.

      Each grant of options allows the recipient to acquire shares of Class A common stock, subject to vesting periods, typically of between three and five years, continued employment with the company and the terms of employment contracts (if applicable). The options have an exercise price equal to the fair market value of our Class A common stock as of the date of the grant. The options have an expiration date of up to ten years from the date of the grant. Awards of stock options above a threshold level are based on performance to the pre-established financial targets for each of the business units.

      In 2002, the compensation committee undertook an evaluation of our long-term incentive plan for our senior executives and determined to make a grant of restricted stock, in place of the annual stock option grant, vesting ratably over four years, with possible accelerated vesting based on our performance compared to pre-established targets. In 2003, 50% of the restricted stock will vest based on 2002 performance. Employees below the senior executive level were granted threshold stock option grants, with additional grants contingent on performance to the pre-established financial goals.

Fringe Benefits

      In evaluating and determining the total compensation of executive officers, the compensation committee also considers the value of our fringe benefit plans. It also reviews survey data to determine market competitive practices. While we provide health coverage, life and disability insurance and a 401(k) plan, we do not maintain a pension plan for our executives.

Compensation of the Chief Executive Officer

      Mr. Anestis’ compensation for 2002 was established applying the principles outlined above. In addition, the committee has extended Mr. Anestis’ employment agreement for two years to December 31, 2005.

Base Salary

      Mr. Anestis did not receive an increase in base salary in 2002. His salary was increased by 5.5% for 2003.

Annual Incentive

      Mr. Anestis is eligible for a cash incentive bonus of up to 120 percent of his base salary under the annual cash incentive plan. Following the determination of year-end results, the committee reviewed Mr. Anestis’ performance in relation to the performance measures established in the annual cash incentive plan, as well as Mr. Anestis’ performance of specific goals established by the committee. Based on his performance in relation to the goals previously established, the committee awarded Mr. Anestis $370,000.

Stock Incentives

      In 2002, the committee granted Mr. Anestis 39,000 shares of restricted stock vesting ratably over four years, with performance accelerating vesting features. In 2003, 50% of the restricted stock will vest. In addition, Mr. Anestis was awarded options for 13,680 shares of common stock based on the performance of the business units in 2001 compared to pre-established targets and options for 37,232 shares of common stock as part of his 2001 bonus.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to our Chief Executive Officer or any of the four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The committee intends to structure performance-based compensation, including stock grants to executive officers who may be subject to Section 162(m), in a manner that satisfies those requirements.

      The committee reserves the authority to award non-deductible compensation in the event it determines that the complexity of managing the diverse businesses comprising the company and other circumstances warrant such compensation. Further, because of ambiguities and uncertainties as to the application in interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation we intend to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Committee:

Allen C. Harper, Chair
J. Nelson Fairbanks
Gilbert H. Lamphere
Joseph Nemec
Herbert H. Peyton

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return

      The graph below shows the five-year cumulative total shareholder return, assuming the investment of $100 on December 31, 1996 (and the reinvestment of dividends thereafter) in our common stock, the Russell 2000 Index, the Russell 3000 Index, the NAREIT (National Association Real Estate Investment Trust) Equity Index, and the Value Line Railroad Index.

Comparison of Cumulative Total Return Among

FECI, The Russell 2000, The Russell 3000, The NAREIT Equity Index,
and the Value Line Railroad Index (1)

	Cumulative Total Return

	12/97	12/98	12/99	12/00	12/01	12/02

Russell 2000 Index	$100.00	$96.55	$115.50	$110.64	$111.78	$87.66
Russell 3000 Index	$100.00	$122.32	$146.08	$133.64	$116.78	$90.14
NAREIT Equity Index	$100.00	$82.50	$78.69	$99.43	$113.29	$117.61
Value Line Railroad Index	$100.00	$90.07	$81.12	$88.95	$117.81	$107.60
Florida East Coast Industries	$100.00	$146.90	$174.79	$150.56	$97.51	$98.12

(1)	Excludes the NASDAQ Telecommunications Index which has cumulative total returns as follows: $163.38 (12/98), $331.18 (12/99), $151.15 (12/00), $77.18 (12/01) and $35.48 (12/02). The Telecom Index was excluded due to our exit from the telecommunications business in 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

     Indebtedness of Management and Directors

     Stock Purchase Loans

      The following directors and officers acquired stock pursuant to grants made by the compensation committee in 2000 and executed full recourse promissory notes therefor. The current indebtedness is set forth below.

	Original	Current
	Amount	Indebtedness

Robert W. Anestis, Chairman, President and Chief Executive Officer	$469,125	$526,115
Heidi J. Eddins, Executive Vice President, Secretary & General Counsel	112,500	126,167
Richard S. Ellwood, Director	45,000	50,467
J. Nelson Fairbanks, Director	90,000	101,315
Allen C. Harper, Director	90,000	101,315
Adolfo Henriques, Director	90,000	100,933
Gilbert H. Lamphere, Director	90,000	101,315
Robert F. MacSwain, Vice Chairman	146,250	164,637
Joseph Nemec, Director	90,000	101,315
Herbert H. Peyton, Director	90,000	101,315
Richard G. Smith, Executive Vice President and Chief Financial Officer	123,300	138,801

      These notes bear interest compounded annually at a rate of 6.10 percent for notes executed in December 2000 and 5.9 percent for notes executed in January 2001, must be paid within three years and are secured by a pledge of the shares purchased.

      In 2002 Mr. Ellwood and Mr. Foster were also indebted to the company for $50,734 and $100,278 respectively, in connection with the stock purchases discussed above. These debts were paid in full December 30, 2002 and October 29, 2002, respectively.

      In 2002, Mr. Anestis was indebted to the company in the amount of $347,717 for payment made by us on his behalf for tax payments due when restrictions lapsed on restricted stock. Mr. Anestis paid this debt to the company on November 13, 2002 by surrendering 14,446 shares of our Class A common stock.

The St. Joe Company

      Flagler Development Company, a wholly owned subsidiary owns, develops, leases and manages commercial and industrial properties throughout Florida. Effective as of January 1, 1998, The St. Joe Company and Flagler entered into a management agreement, pursuant to which Flagler appointed St. Joe as its agent to provide property management, property development and construction coordination services for Flagler’s real estate business. Prior to October 9, 2000, St. Joe owned 54 percent of our stock, which it distributed to its shareholders on that date. St. Joe continues to provide property management, leasing and development services for certain Flagler properties under contracts which expire in October 2003. Under the revised agreement, St. Joe is required to pay Flagler $6 million in three annual installments commencing on October 9, 2000. Flagler paid St. Joe and certain of its affiliates the following amounts in 2002: property management services of $2,859,796, development fees of $142,242, construction coordination fees of $182,463 and leasing commissions of $1,496,550.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The firm of KPMG LLP served as our independent accountants for the fiscal years ending December 31, 2002 and 2001. KPMG has audited our books for many years. Representatives of KPMG will be present at the annual meeting of shareholders to make a statement if they desire to do so and to respond to appropriate questions. The board of directors has not yet selected independent public accountants for 2003. The audit committee of the board of directors will undertake the selection process and will recommend the independent public accountants to the board of directors.

AUDIT

Audit Fees

      We paid $351,494 and $250,080 in fees to KPMG for professional services rendered for the audit of our annual financial statements for 2002 and 2001 and/or the reviews of the financial statements included in our Forms 10-Q for 2002 and 2001.

Audit-related Fees

      We paid $24,000 and $22,050 in all other fees to KPMG for professional services related to the audits of employee benefit plans for years 2002 and 2001.

Tax Fees

      None in years 2002 and 2001.

Financial Information, Systems Design and Implementation Fees

      None in years 2002 and 2001.

All Other Fees

      None in years 2002 and 2001.

      The audit committee has determined that the provision of the services provided by KPMG is compatible with maintaining KPMG’s independence.

AUDIT COMMITTEE REPORT (1)

      The audit committee reviewed our audited consolidated financial statements as of and for the year ended December 31, 2002, and met with management and our independent public accountants to discuss those financial statements.

      We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Codifications of Statements on Auditing Standards AU §380, as needed.

      We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with the independent public accountants their independence.

      Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K.

      The members of the audit committee are not professionally engaged in the practice of auditing or accounting.

      1 The material in this report is not “Soliciting Material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

      Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

Audit Committee:

Adolfo Henriques, Chair
Richard S. Ellwood
David M. Foster
Gilbert H. Lamphere
W. L. Thornton

SHAREHOLDER PROPOSALS

      Shareholders may present proposals for consideration at the 2004 annual meeting of shareholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act and our articles of incorporation. Proposals of shareholders, which are the proper subject for inclusion in the proxy statement and for consideration at the 2004 annual meeting, must be submitted in writing and must be received by the company’s Secretary no later than December 19, 2003.

      Shareholders whose proposals are not included in the 2004 proxy statement and who would otherwise request proposals to be submitted to shareholders must follow the procedures set forth in our articles of incorporation. With respect to nominations of persons for election to the board of directors or any other matter proposed to be submitted to shareholders, notice must be given in writing to the secretary not less than 60 days nor more than 180 days before the first anniversary of the date of our notice of annual meeting for the prior year’s meeting. For next year’s annual meeting, notice must be given no earlier than October 31, 2003, nor later than February 28, 2004. If a special meeting is held to elect directors, nominations must be received by the secretary no later than 10 days after the earlier of the date notice of the meeting is given to shareholders or is announced publicly. A notice of a proposed item of business must include a description of, and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder submitting the proposal and certain other information about that shareholder. A notice of a proposed nomination for the board of directors for action at either a special meeting or the annual meeting must include certain information as set forth in our articles of incorporation. A copy of the provisions of the articles of incorporation discussed here may be obtained by writing to us at our principal executive offices at One Malaga Street, St. Augustine, FL 32084, Attention: Secretary.

FINANCIAL INFORMATION

      A copy of our 2002 annual report accompanies this proxy statement. The financial statements which are included in our 2002 annual report are incorporated herein by reference. Additional copies of our 2002 annual report and copies of our annual report to shareholders on Form 10-K for the year ended December 31, 2002 are available without charge upon request. You may request copies by writing or calling us at:

           One Malaga Street

St. Augustine, Florida 32084
Attention: Shareholder Services
(904) 826-2398

OTHER MATTERS

      The board of directors does not know of any other business to be presented at the annual meeting; however, if any other matters come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote pursuant to the proxies in accordance with their judgment in such matters.

By order of the board of directors.

HEIDI J. EDDINS
Secretary

Appendix A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FLORIDA EAST COAST INDUSTRIES, INC.

      Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, FLORIDA EAST COAST INDUSTRIES, INC. (the “Corporation”) hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I.

NAME AND ADDRESS

      The name of the Corporation is FLORIDA EAST COAST INDUSTRIES, INC. The Corporation’s principal office and mailing address is One Malaga Street, St. Augustine, Florida 32084.

ARTICLE II.

PURPOSE

      The Corporation is organized for the purpose of transacting any and all lawful business for corporations organized under the Florida Business Corporation Act (the “FBCA”).

ARTICLE III.

TERM

      The duration of the Corporation shall be perpetual.

ARTICLE IV.

REGISTERED OFFICE

      The street address of the Corporation’s registered office and the name of the registered agent at such office are:

Heidi J. Eddins, Esq.

One Malaga Street
St. Augustine, Florida 32084

ARTICLE V.

CAPITAL STOCK

      1.     Authorized Stock. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred seventy million (170,000,000) shares, consisting of:

(a) One hundred fifty million (150,000,000) shares of Common Stock, no par value (the “Common Stock”); and

(b) Twenty million (20,000,000) shares of Preferred Stock, no par value (the “Preferred Stock”).

      2.     Voting of Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election of directors.

      3.     Preferred Stock. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

ARTICLE VI.

BOARD OF DIRECTORS

      1.     Number. The Board of Directors shall consist of such number of members as may be fixed from time to time by the Board of Directors in accordance with the By-Laws of the Corporation.

      2.     Shareholder Nominations of Director Candidates. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors at an annual or special meeting of shareholders may be made by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section 2 of Article VI, provided that nominations of persons for election to the Board of Directors at a special meeting may be made only if the election of directors is one of the purposes described in the special meeting notice required by Section 607.0705 of the FBCA. Nominations of persons for election at a special meeting, other than nominations made by or at the direction of the Board of Directors, shall be made pursuant to notice in writing delivered to or mailed and received by the Secretary of the Corporation at its principal executive offices not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is given to shareholders or made public, whichever occurs first. Nominations of persons for election at an annual meeting, other than nominations made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation not less than sixty (60) days nor more than 180 days prior to the first anniversary of the date of the Corporation’s notice of annual meeting provided with respect to the previous year’s annual meeting, provided that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year’s notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the fifth day following the date on which notice of the date of the annual meeting is given to shareholder or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth the following information: (a) as to each person whom the shareholder proposed to nominate for election or re-election as a director at the annual or special meeting, (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14a promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice of nominees for election at the annual or special meeting, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The

Corporation may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the requirements of this Section 2, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

      3.     Cumulative Voting. Holders of shares of the Corporation’s capital stock shall be entitled to cumulate their votes for directors.

      4.     Vacancies or Decreases in Size of the Board of Directors. Any vacancy in the office of a director created by the death, resignation or removal of a director may be filled by the vote of the majority of the directors or by the sole remaining director, regardless, in each instance, of any quorum requirements set out in the Corporation’s By-Laws. Any director elected by some or all of the directors to fill a vacancy shall hold office for the remainder of the full term of the director whose vacancy is being filled and until such director’s successor shall have been elected and qualified unless removed pursuant to Section 5 of this Article VI. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      5.     Removal. A director of the Corporation may be removed only for cause by the affirmative vote, at a meeting of shareholders, of the holders of at least a majority of the total voting power of all shares of the Corporation’s capital stock then entitled to vote generally in the election of directors, voting together as a single class, provided that the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of such director. A director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal.

      6.     Preferred Stock Rights. Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Section 3 of Article V applicable thereto, and such directors so elected shall not be subject to the provisions of this Article VI unless otherwise provided therein.

ARTICLE VII.

BY-LAWS

      In furtherance of and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to amend or repeal the By-Laws of the Corporation or adopt new By-Laws of the Corporation by the affirmative vote of at least two-thirds of the entire Board of Directors. In addition to the right of the Board of Directors to amend or repeal the By-Laws of the Corporation and in furtherance and not in limitation of the powers conferred by applicable law, the Corporation’s shareholders may amend or repeal the By-Laws or adopt new By-Laws by the affirmative vote of at least two-thirds of the voting power of all shares of the Corporation’s capital stock then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII.

SHAREHOLDERS’ MEETINGS

      1.     Call of Special Shareholders Meeting. Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless (in addition to any other requirements of law): (a) the meeting is called by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors; (b) the meeting is called by the Chairman of the Board of Directors or (c) the meeting is called by the holders of not less than 30% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting by a writing signed, dated and delivered to the Corporation’s

Secretary containing one or more demands for the meeting and particularly describing the purpose or purposes for which it is to be held. Only business within the purpose or purposes described in the special meeting notice required by Section 607.0705 of the FBCA may be conducted at a special shareholders’ meeting.

      2.     Advance Notice of Shareholder-Proposed Business for Annual Meeting. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation, not less than sixty (60) days nor more than one hundred eighty (180) days prior to the first anniversary of the date of the Corporation’s notice of annual meeting provided with respect to the previous year’s annual meeting, provided that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year’s notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the tenth (10th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the requirements of this Section 2 of Article VIII, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

ARTICLE IX.

WAIVER OF MONETARY DAMAGES

      No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or any other duty as a director, except as provided by Section 607.0831 of the FBCA. If the FBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as amended. If any of the provisions of this Article IX (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE X.

INDEMNIFICATION

      1.     Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the FBCA (including by any amendment to the FBCA, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, that, except as provided in Paragraph (2) of this Article X, with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending a Proceeding in advance of its final disposition; provided, that, if the FBCA requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Article X or otherwise.

      2.     Right of Indemnitee to Bring Suit. If a claim under Paragraph (1) of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover payments by the Corporation of expenses incurred by an Indemnitee in defending, in his or her capacity as a director or officer, a Proceeding in advance of its final disposition, the Indemnitee shall be entitled to also be paid the expense of prosecuting or defending such claim. In any action brought by the Indemnitee to enforce a right to indemnification hereunder (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) or by the Corporation to recover payments by the Corporation of expenses incurred by an Indemnitee in defending, in his or her capacity as a director or officer, a Proceeding in advance of its final disposition, the burden of proving that the Indemnitee is not entitled to be indemnified under this Article X or otherwise shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of Indemnitee conduct set forth in the FBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such an action brought by the Indemnitee, be a defense to the action.

      3.     Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, the Corporation’s By-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

      4.     Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the FBCA.

      5.     Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to be paid by the

Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE XI.

AMENDMENT

      The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in any manner permitted by law and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, any amendment, alteration, change or repeal of any provision of Article V (other than Section 1 thereof), Article VII, Article VIII, Article XI or Article XII of these Amended and Restated Articles of Incorporation shall require approval of both (a) the Board of Directors by the affirmative vote of a majority of the members then in office and (b) the Corporation’s shareholders by the affirmative vote of at least seventy-five percent (75%) of the voting power of all shares of the Corporation’s capital stock then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XII.

NO WRITTEN CONSENT

      Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken only upon the vote of shareholders at a duly convened meeting of shareholders in accordance with these Amended and Restated Articles of Incorporation, and may not be taken by written consent of shareholders.

IN WITNESS WHEREOF, the Secretary of the Corporation has executed these Amended and Restated Articles of Incorporation as of                     , 2003.

FLORIDA EAST COAST INDUSTRIES, INC.

By:

Name: Heidi J. Eddins
Title: Secretary

CERTIFICATE OF REGISTERED AGENT

OF
FLORIDA EAST COAST INDUSTRIES, INC.

      Having been named to accept service of process for FLORIDA EAST COAST INDUSTRIES, INC. at the place designated in the foregoing Amended and Restated Articles of Incorporation,                               agrees to act in this capacity and is familiar with and accepts the obligations provided in Section 607.0505 of the Florida Business Corporation Act.

Date:                     , 2003

Appendix B

1585 Broadway
New York, NY 10036

February 27, 2003

Board of Directors

Florida East Coast Industries, Inc.
One Malaga Street
P.O. Drawer 1048
Saint Augustine, FL 32085-1048

Members of the Board:

      We understand that Florida East Coast Industries, Inc. (“FECI” or the “Company”) proposes to effect a recapitalization pursuant to which its Class A Common Stock, no par value (the “Class A Stock”), and Class B Common Stock, no par value (the “Class B Stock”), will be reclassified as a single class of Common Stock, no par value (the “New Common Stock”), whereby each outstanding share of Class A Stock and Class B Stock will be automatically converted into one share (the “Exchange Ratio”) of New Common Stock (collectively, the “Recapitalization”). We further understand that, in order to effect the Recapitalization, it is proposed that the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”) be amended and restated substantially in the form of the draft submitted to Morgan Stanley on February 19, 2003 (the “Amendment”).

      You have asked for our opinion as to whether the Exchange Ratio pursuant to the Amendment is fair from a financial point of view to the holders of shares of Class A Stock and to the holders of shares of Class B Stock.

      For purposes of the opinion set forth herein, we have:

(i) reviewed the reported prices and trading activity for the Class A Stock and the Class B Stock;

(ii) discussed with management the rationale for the Recapitalization and for the original creation of a dual class structure and certain information related thereto;

(iii) compared the financial performance of the Company and the prices and trading activity of the Class A Stock and the Class B Stock with that of other comparable publicly traded companies with dual classes of stock;

(iv) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(v) reviewed the Articles of Incorporation, the Amendment and certain related documents; and

(vi) conducted such other analyses and considered such other factors as we deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. In addition, we have assumed that the Recapitalization will be consummated in accordance with the terms set forth in the Amendment. We have assumed that the Recapitalization will not affect the treatment under Section 355 of the Internal Revenue Code of the distribution effected pursuant to the Distribution and Recapitalization Agreement dated as of October 26, 1999 between the Company and the St. Joe Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

B-1

      We have acted as financial advisor to the Board of Directors of FECI in connection with this transaction. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for FECI and have received fees for the rendering of these services.

      It should be understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that a copy of such opinion letter may be included in its entirety, if required, in any filing made by FECI in respect of the Recapitalization with the Securities and Exchange Commission. It should further be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute an opinion as to the prices at which the New Common Stock, Class A Stock and Class B Stock of FECI will actually trade at any time and our opinion does not address the relative fairness of the consideration to be received among such classes of stock. Furthermore, our opinion does not address the relative merits of the Amendment compared to other business strategies being considered by, or available to, the Company’s Board of Directors, nor does it address the Board’s decision to proceed with the adoption of the Recapitalization. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Amendment.

      Based on and subject to the foregoing we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Amendment is fair from a financial point of view to the holders of shares of Class A Stock and to the holders of shares of Class B Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: /s/ MARK D. EICHORN

Mark D. Eichorn
Managing Director

B-2

Appendix C

      607.1301     Dissenters’ rights; definitions. The following definitions apply to ss. 607.1302 and 607.1320:

(1) “Corporation” means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Fair value,” with respect to a dissenter’s shares, means the value of the shares as of the close of business on the day prior to the shareholders’ authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) “Shareholders’ authorization date” means the date on which the shareholders’ vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

      607.1302     Right of shareholders to dissent.

      (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If the shareholder is entitled to vote on the merger, or

2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902 (11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the Articles of Incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the Articles of Incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

      (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

      (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder’s rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

      (4) Unless the Articles of Incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

      (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      607.1320     Procedure for exercise of dissenters’ rights.

      (1)(a) If a proposed corporate action creating dissenters’ rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights and be accompanied by a copy of ss. 607.1301, 607.1302 and 607.1320. A shareholder who wishes to assert dissenters’ rights shall:

1. Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated, and

2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

      (b) If proposed corporate action creating dissenters’ rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302 and 607.1320 to each shareholder simultaneously with any request for the shareholder’s written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

      (2) Within 10 days after the shareholders’ authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

      (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder’s name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent.

The corporation may restrict the transfer of uncertificated shares from the date the shareholder’s election to dissent is filed with the corporation.

      (4)     Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a) Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

      (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders’ authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders’ authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

      (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

      (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

      (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

      (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

      (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

FLORIDA EAST COAST INDUSTRIES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE
MAY 28, 2003 ANNUAL MEETING OF STOCKHOLDERS
CLASS A COMMON STOCK

      The undersigned hereby appoints Robert F. MacSwain and Richard G. Smith and each of them Proxies with power of substitution to vote all shares of stock of Florida East Coast Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Florida East Coast Industries, Inc., to be held in the Flagler Room, Flagler College, 74 King St., St. Augustine, Florida, on Wednesday, May 28, 2003, at 10:30 A.M., Eastern Daylight Saving Time, and at any adjournment or adjournments thereof, with discretionary authority, as provided in the Proxy Statement.

      The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted in accordance with the Board of Directors’ recommendation. In the event of cumulative voting, unless otherwise indicated below, a vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine.

1.     THE ELECTION OF TWO (2) DIRECTORS BY CLASS A COMMON STOCK SHAREHOLDERS:

ALLEN C. HARPER, GILBERT H. LAMPHERE

FOR all nominees listed	WITHHOLD AUTHORITY to vote for all nominees listed	EXCEPTIONS

To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

Exceptions_______________________________________________________________________________________________

To cumulate votes as to a particular nominee (or nominees) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s).

Cumulate ________________________________________________________________________________________________

2.     APPROVAL to amend the Company’s Amended and Restated Articles of Incorporation to reclassify the Company’s Class A common stock and Class B common stock into a single class of common stock.

FOR ☐	AGAINST ☐

Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate.

DATED:_____________________________________, 2003

SIGNATURE

SIGNATURE IF HELD JOINTLY

PLEASE MARK, SIGN, DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PAID RETURN ENVELOPE PROVIDED.

FLORIDA EAST COAST INDUSTRIES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE
MAY 28, 2003 ANNUAL MEETING OF STOCKHOLDERS
CLASS B COMMON STOCK

      The undersigned hereby appoints Robert F. MacSwain and Richard G. Smith and each of them Proxies with power of substitution to vote all shares of stock of Florida East Coast Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Florida East Coast Industries, Inc., to be held in the Flagler Room, Flagler College, 74 King St., St. Augustine, Florida, on Wednesday, May 28, 2003, at 10:30 A.M., Eastern Daylight Saving Time, and at any adjournment or adjournments thereof, with discretionary authority, as provided in the Proxy Statement.

      The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted in accordance with the Board of Directors’ recommendation. In the event of cumulative voting, unless otherwise indicated below, a vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine.

1.     THE ELECTION OF EIGHT (8) DIRECTORS BY CLASS B COMMON STOCK SHAREHOLDERS:

ROBERT W. ANESTIS, RICHARD S. ELLWOOD, J. NELSON FAIRBANKS, DAVID M. FOSTER, ADOLFO HENRIQUES, JOSEPH NEMEC, HERBERT H. PEYTON, W.L. THORNTON

FOR all nominees listed ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	EXCEPTIONS ☐

To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

Exceptions_________________________________________________________________________________________________________________

To cumulate votes as to a particular nominee (or nominees) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s).

Cumulate_________________________________________________________________________________________________________________

2.     APPROVAL to amend the Company’s Amended and Restated Articles of Incorporation to reclassify the Company’s Class A common stock and Class B common stock into a single class of common stock.

FOR ☐	AGAINST ☐

Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate.

DATED:_____________________________________, 2003

SIGNATURE

SIGNATURE IF HELD JOINTLY

PLEASE MARK, SIGN, DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PAID RETURN ENVELOPE PROVIDED.